Exhibit 15.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-150240) and Form F-3 (File No. 333-159263) of our report dated June 29, 2009 relating to the financial statements and financial statement schedule of Longtop Financial Technologies Limited (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48 “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No.109”, effective April 1, 2007), and the effectiveness of Longtop Financial Technologies Limited’s internal control over financial reporting as of March 31, 2009, which appears in this Annual Report on Form 20-F of Longtop Financial Technologies Limited for the year ended March 31, 2009.
/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
June 29, 2009